PRESS RELEASE

FOR: STRATASYS, INC.

CONTACT: Shane Glenn, Director of Investor Relations
  (952) 294-3416, sglenn@stratasys.com

FOR IMMEDIATE RELEASE

STRATASYS REPORTS RECORD FIRST QUARTER REVENUE AND EARNINGS

Company Reaffirms Guidance for Fiscal 2005

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MINNEAPOLIS, April 27, 2005 - Stratasys, Inc. (Nasdaq: SSYS) today announced the highest first quarter revenue and earnings in the company’s history.

Revenues rose 19% to $18.9 million for the first quarter ended March 31, 2005 over the $15.8 million recorded in the same quarter of the previous year. Operating profit grew 23% to $3.4 million for the first quarter of 2005 compared with $2.8 million for the first quarter of 2004. Net income grew 26% to $2.4 million, or $0.22 per share, for the first quarter, compared with net income of $1.9 million, or $0.18 per share, for the same period in 2004. Total system shipments were 274 units during the first quarter of 2005 compared to 291 units for the first quarter of 2004.

“We are excited to report a record first quarter for Stratasys,” said Scott Crump, chairman and chief executive officer of Stratasys. “We experienced strong momentum across our products and services continuum, including solid sales of our high-end rapid prototyping systems, our family of Dimension 3D printers and consumables.

“Dimension continued its ongoing success, with the company securing a record number of 3D printer orders during the first quarter both in terms of dollars and units. The order activity for Dimension exceeded our expectations, as we concluded the quarter with a substantial backlog of 3D printer orders. We believe the recent price reduction of the Dimension SST is driving incremental demand, furthering our goal of one day making 3D printers as common in engineering and design offices as 2D plotters are today. We continue to believe a market potential exists for more than 500,000 3D printers at the right price.

“We continued to experience strong sales of our FDM Titan and FDM Vantage systems as well during the first quarter. The rapid manufacturing market continues to evolve, and we believe these systems will play a significant role in helping us capitalize on this growing opportunity.

“Due to our continued growth, we recently expanded our team of executive officers with the addition of Bob Gallagher as our new chief financial officer (CFO) and the promotion of Tom Stenoien from executive vice president and CFO to chief operating officer (COO). We are excited to have an executive of Bob’s caliber join our team and are looking forward to Tom expanding his role within Stratasys and further contributing to the company’s successful growth.

“Looking forward, the company is on track to meet our financial guidance for fiscal 2005 — growing revenues 20% to 27% over 2004 to between $84 million and $89 million. We also continue to expect a higher corresponding growth rate in earnings in 2005 of 26% to 33%, or $1.07 to $1.12 per diluted share,” Crump concluded.

The company will hold a conference call to discuss these results on April 27, 2005 at 8:30 a.m. ET. To access the call, dial 877-236-1078 (or 213-408-0663 internationally). The conference I.D. is “Stratasys.” A recording of the call will be available for two weeks after the call. To access the recording, dial 888-219-1262 (or 402-220-4942 internationally).

About Stratasys Inc.

Stratasys Inc., Minneapolis, manufactures office-based rapid prototyping systems and 3D printers. According to Wohlers Report 2004, the company supplied 37 percent of all systems installed worldwide in 2003, making it the unit market leader. Stratasys patented the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional models directly from any 3D CAD program using ABS plastic, polycarbonate, and PPSF. The company holds 175 granted or pending rapid prototyping patents. Stratasys products are used in the aerospace, defense, automotive, medical, education, electronic, and consumer product industries. The company’s systems are also used for rapid manufacturing and rapid tooling applications. For more information on the company, go to www.Stratasys.com or www.DimensionPrinting.com.

(Financial Tables follow)

All statements herein that are not historical facts or that include such words as “expect”, “anticipates”, “project”, “estimates” or “believe” or similar words are forward-looking statements that we deem to be covered by and to qualify for the safe harbor protection covered by the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties; these include the continued market acceptance and growth of our Dimension BSTTM, Dimension SSTTM, Prodigy Plus, FDM MaxumTM, FDM VantageTM, and TitanTM product lines; the size of the 3D printing market; our ability to penetrate the 3D printing market; our ability to maintain the growth rates experienced in this and preceding quarters; our ability to introduce and market new materials such as polyphenylsulfone and the market acceptance of this and other materials; the impact of competitive products and pricing; the timely development and acceptance of new products and materials; our ability to effectively and profitably market and distribute the Eden line; and the other risks detailed from time to time in our SEC Reports, including the reports on Form 10-K for the year ended December 31, 2004.

This release is also available on the Stratasys Web site at www.Stratasys.com.

STRATASYS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$37,142,578	$20,624,845
Short-term investments	20,900,000	35,225,000
Accounts receivable, less allowance for returns and doubtful accounts of $1,463,335 in 2005 and $1,731,830 in 2004	15,319,890	14,951,350
Inventories	8,238,893	7,520,422
Net investment in sales-type leases	1,478,302	1,324,499
Prepaid expenses	1,558,499	1,756,494
Deferred income taxes	455,000	455,000
Total current assets	85,093,162	81,857,610

Property and equipment, net	10,549,898	10,043,657

Other assets
Intangible assets, net	2,738,564	2,551,581
Net investment in sales-type leases	2,715,742	2,693,830
Deferred income taxes	354,000	354,000
Long-term investments	720,000	720,000
Other	946,265	978,339
Total other assets	7,474,571	7,297,750

	$103,117,631	$99,199,017

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and other current liabilities	$8,625,704	$6,643,620
Unearned maintenance revenue	7,655,359	7,668,362
Total current liabilities	16,281,063	14,311,982

Stockholders' equity
Common stock, $.01 par value, authorized 15,000,000 shares, issued 12,239,946 shares in 2005 and 12,211,835 shares in 2004	122,399	122,118
Capital in excess of par value	72,068,234	71,762,100
Retained earnings	22,589,000	20,193,048
Accumulated other comprehensive income (loss)	(56,562)	5,910
Less cost of treasury stock, 1,796,929 and 1,770,026 shares in 2005 and 2004 respectively	(7,886,503)	(7,196,141)
Total stockholders' equity	86,836,568	84,887,035

	$103,117,631	$99,199,017

STRATASYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2005	2004
	(unaudited)	(unaudited)

Net Sales
Product	$14,823,171	$12,921,173
Services	4,039,648	2,925,002

	18,862,819	15,846,175
Cost of goods sold
Product	6,298,207	5,366,109
Services	1,190,176	773,931

	7,488,383	6,140,040

Gross profit	11,374,436	9,706,135

Costs and expenses
Research and development	1,386,588	1,346,329
Selling, general and administrative	6,593,686	5,592,073
	7,980,274	6,938,402

Operating income	3,394,162	2,767,733

Other income (expense)
Interest income	377,478	111,747
Other	31,459	(36,033)
	408,937	75,714
Income before income taxes	3,803,099	2,843,447

Income taxes	1,407,147	938,338

Net income	$2,395,952	$1,905,109

Earnings per common share
Basic	$0.23	$0.19
Diluted	$0.22	$0.18

Weighted average number of common shares outstanding
Basic	10,451,399	10,271,153
Diluted	10,821,785	10,702,014